Exhibit 5.1

LATHAM & WATKINS LLP

Sears Tower, Suite 5800 233 S. Wacker Dr. Chicago, Illinois 60606 Tel: (312) 876-7700 Fax: (312) 993-9767 www.lw.com

FIRM / AFFILIATE OFFICES
Boston Brussels Chicago Frankfurt Hamburg Hong Kong London Los Angeles Milan Moscow	New Jersey New York Northern Virginia Orange County Paris San Diego San Francisco Silicon Valley Singapore Tokyo Washington, D.C.

June 28, 2004

CMGI, Inc.

425 Medford Street

Charlestown, Massachusetts 02129

Re: Registration of Common Stock on Form S-4

Ladies and Gentlemen:

In connection with the registration by CMGI, Inc. a Delaware corporation (the “Company”), of the shares of common stock, par value $0.01 per share (the “Shares”) to be issued pursuant to the Agreement and Plan of Merger by and among CMGI, Inc., Westwood Acquisition Corp. and Modus Media, Inc., dated as of March 23, 2004, under the Securities Act of 1933, as amended, on Form S–4 filed with the Securities and Exchange Commission on June 14, 2004 (File No. 333–116417), as amended by Amendment No. 1 filed on June 25, 2004 (collectively, the “Registration Statement”), you have requested our opinion set forth below.

In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.

We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

LATHAM & WATKINS LLP

Subject to the foregoing, it is our opinion that as of the date hereof the Shares have been duly authorized by all necessary corporate action of the Company, and, upon issuance and delivery in the manner contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.

We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Legal Matters.”

Very truly yours,

/s/ Latham & Watkins LLP

Latham & Watkins LLP